EXHIBIT 99.1

Avalara Appoints Kathleen Zwickert to its Board of Directors

January 08, 2019 05:00 AM Eastern Standard Time

SEATTLE — (BUSINESS WIRE) — Avalara (NYSE: AVLR), a leading provider of tax compliance automation software for businesses of all sizes, today announced the appointment of global business leader and innovator Kathleen Zwickert to its board of directors.

Zwickert was formerly Chief People Officer at NetSuite (now Oracle NetSuite), a provider of cloud-based applications, where she transformed the company’s Human Resources function through technological innovations. Prior to NetSuite, Zwickert was EVP of Human Resources and Communications for Oclaro, a leading provider of optical communications solutions. She has more than 25 years of experience working with leaders, boards, and global teams to help companies scale and architect change. To drive business transformation, Zwickert pairs her financial and corporate leadership experience with a deep understanding of the importance of people in building successful companies.

“Kathy brings a unique experience to the board through her proficiency in talent management and organizational design that will be focused on driving the health and growth of our business,” said Scott McFarlane, CEO of Avalara. “Avalara’s people are its greatest resource and they deserve an advocate of her caliber on our board. Kathy understands the inner workings of board dynamics and public company governance and I’m delighted to welcome her to Avalara’s board of directors.”

“Avalara is solving the global need for tax compliance automation and is working to ensure businesses of all sizes are able to navigate the rapidly changing landscape of transaction taxes,” said Zwickert. “With a global team addressing a problem for every business, the opportunity ahead is exciting. I am greatly looking forward to joining Avalara’s board and supporting the company’s efforts.”

Avalara also announced that Jared Vogt, co-founder of Avalara and board member, will move from its board of directors to its advisory board, continuing to support the company on strategic initiatives for an indefinite period. “Jared’s contributions to Avalara since its inception are invaluable. As a pioneer in our field, we are all indebted to him and excited to see what he thinks of next,” said McFarlane.

About Avalara

Avalara helps businesses of all sizes get tax compliance right. In partnership with leading ERP, accounting, ecommerce, and other financial management system providers, Avalara delivers cloud-based compliance solutions for various transaction taxes, including sales and use, VAT, excise, communications, and other indirect tax types. Headquartered in Seattle, Avalara has offices across the U.S. and around the world in the U.K., Belgium, Brazil, and India. More information at avalara.com.

Contacts

Media

Jesse Hamlin

Avalara

media@avalara.com

518-281-0631